MGP INGREDIENTS, INC. 1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market MGPI/NASDAQ	NEWS RELEASE

CONTACT:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:   MGP INGREDIENTS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

          ATCHISON, Kan., August 6, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) today reported a net loss of $1,372,000, or 18 cents per common share, on sales of $52,529,000 for the fourth quarter of fiscal 2003, which ended June 30, 2003. That compares to net income of $555,000, or 7 cents per share, on sales of $50,437,000 for the same period the prior year. Ladd Seaberg, president and chief executive officer, cited increased energy costs and higher grain prices as principal reasons for the decrease.
          For all 12 months of fiscal 2003, the company had net income of $5,154,000, or 65 cents per share, on sales of $192,372,000. This was below the company’s expectations and represents a decrease compared to the company’s net income of $6,259,000, or 77 cents per share, on sales of $214,528,000 for all 12 months of fiscal 2002. Non-operating income in the amount of $15,431,000, or $9,336,000 net of income tax, contributed significantly to the company’s fiscal 2003 earnings. This resulted from the recognition of insurance proceeds in excess of the net recorded costs of assets that were destroyed in a distillery explosion at the company’s Atchison plant on Sept. 13, 2002.
          “For fiscal 2004, we continue to feel that we are on target to achieve our goal of earning pre-tax operating income of approximately $4.5 to $5 million, which, assuming a tax rate of 39.5 percent, translates to earnings per share in the range of 35 to 40 cents,” Seaberg said. “We expect our ingredients and distillery products segments to contribute fairly equally to the realization of this goal,” he added. Seaberg cautioned that actual results could differ from the company’s goal set forth in this forward-looking statement as a result of various factors, including increased utility and grain costs, increased competition for the company’s products, changes in market prices, delays in completing repairs to the Atchison distillery and smaller than anticipated insurance payments to cover losses from the September, 2002 explosion.
          Seaberg emphasized that the company maintains “a very strong balance sheet,” with cash and cash equivalents of $17.5 million, working capital of approximately $38.5 million, and stockholders’ equity of approximately $105.2 million. “Our strong financial condition gives us a solid base on which to continue to build toward the future,” Seaberg said.
          The increase in fourth quarter energy costs, the majority of which are related to the company’s distillery operations, resulted from a 56 percent jump in the average per unit price of natural gas compared to the prior year’s fourth quarter. Prices for wheat and corn, the principal raw materials used in the company’s production processes, were up 18 percent and 17 percent, respectively, from average prices experienced during the same period last year. Seaberg reported that although prices for both energy and grain at this time are expected to remain higher than the levels experienced during fiscal 2002, they “have undergone modest decreases” since the fourth quarter. “While wheat prices remain essentially even with the fourth quarter, prices for natural gas and corn presently are down about 10 percent,” he said. As a result, our performance in the current quarter should be less affected by these two factors.”
          Fourth quarter sales of the company’s specialty ingredients, primarily specialty wheat proteins and starches, were up 20 percent compared to a year ago. This increase offset a decline in sales of commodity ingredients, which consist of vital wheat gluten and commodity wheat starch, pushing total sales in the ingredients segment slightly ahead of the prior year’s fourth quarter. For all of fiscal 2003, sales of specialty ingredients rose approximately 12 percent above the prior year. Additional growth in this area during the year was limited by the effects of the distillery mishap. Total ingredient sales declined 14 percent from the prior year due to significant reductions in sales of vital wheat gluten and commodity wheat starch.
          As previously reported, because of the expiration of the wheat gluten quota in June, 2001, the company has significantly reduced its production of vital wheat gluten. This measure was taken in the face of greatly increased competitive pressures from the European Union. At the same time, the company is placing greater attention and resources on the development, production and marketing of its specialty wheat proteins and starches for use in value-added applications in food, personal care and pet products.
          “Growth in sales of our specialty ingredients, specifically specialty wheat proteins, gained increased momentum in the fourth quarter,” Seaberg said. “That momentum continues to show strength as we begin a new fiscal year, especially in targeted areas of the bakery and personal care industries and in pet chew applications,” he added.
          Seaberg noted that the company’s strategy “is to grow our ingredients sales to a level at least equal to our distillery products sales, with the vast majority of that growth occurring in specialty ingredients.” He explained that the company’s commodity ingredients sales volume would be managed “to optimize operational efficiencies for the total ingredients segment.”

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ADD 1—MGP INGREDIENTS REPORTS FOURTH QUARTER

          Sales of distillery products rose by 3 percent compared to last year’s fourth quarter. This increase was mainly attributable to higher sales of fuel grade alcohol. Sales of food grade alcohol for industrial applications also increased slightly, offsetting a modest decline in sales of beverage alcohol. Alcohol sales were affected by reduced alcohol production capabilities resulting from the distillery explosion. For the year, sales of distillery products decreased by 9 percent due to reduced unit sales and lower average selling prices for both food grade and fuel grade alcohol compared to fiscal 2002.
          Business interruption insurance proceeds to compensate for the effects of the distillery explosion were estimated at nearly $2.1 million in the fourth quarter. According to Seaberg, additional proceeds may be forthcoming. The insurance proceeds have helped compensate for lost revenues from MGPI’s specialty ingredients business as well as its alcohol business.
          Additionally, the company’s fourth quarter net loss was partially offset by the receipt of approximately $689,000 (net of income tax) during that period from a previously announced United States Department of Agriculture (USDA) program to provide cash incentives to ethanol producers. The company also benefited from the recognition of approximately $985,000 (net of income tax) for the quarter resulting from a USDA program that was in effect from June, 2001 through May, 2003 to support the development of products and markets for value-added wheat proteins and wheat starches.
          Seaberg reported that under MGPI’s previously authorized stock repurchase programs, the company has bought back a total of 2,162,768 shares since June 6, 1997, leaving a balance of 7,660,844 shares outstanding as of June 30, 2003. Included in these repurchases were 32,450 shares that were bought back during the fourth quarter of fiscal 2003.

BACKGROUND

          Administered by the USDA’s Commodity Credit Corporation, the program created for the development of value-added wheat proteins and wheat starches was granted in lieu of an extended quota on imports of foreign wheat gluten. Under the program, which ended May 31, 2003, MGP Ingredients received approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. Funds received were recognized in income during the period in which they are expended for a permitted purpose, which included research, marketing and promotional costs. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.
          Approximately 32 percent of the program’s funds for the two years combined were applied toward research and marketing-related costs, and hence were reflected in earnings. The remaining 68 percent of the funds have been earmarked for capital projects and will be reflected in earnings over the next seven to 10 years. These projects include an $8.7 million expansion that was completed at the company’s Atchison plant in November, 2002, and an expansion that currently is underway at the company’s facility in Kansas City, Kan. The Atchison expansion involved the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The expansion project at the Kansas City facility is expected to be completed by March, 2004 at a cost of approximately $3.8 million, half of which is expected to be offset by funds from the USDA program. This expansion will increase the company’s production capabilities for its Polytriticum line of wheat protein- and starch-based bio-resins and its Wheatex line of textured wheat proteins for vegetarian applications.
          As a result of the explosion, the company remains unable to produce finished alcohol at the Atchison plant. Because its ingredient and alcohol production processes are integrated, the distillery slowdown also has had an effect on the company’s ability to produce the base raw material for specialty ingredients at this location. The company is able to use existing production capabilities to produce unfinished alcohol, the majority of which is being shipped to its Pekin, Ill., plant for further processing. According to Seaberg, the company generally has been able to meet the needs of its regular alcohol customers through its Illinois facility and supplemental third-party purchases, although spot market sales have been affected. Additionally, during a portion of this past year, the Illinois operation has helped produce the company’s base proteins and starches, which have then been transferred to the Atchison facility as raw material for producing specialty ingredients.
          The company estimates that the total distillery rebuilding process in Atchison could take until November or December of 2003 to complete. When it becomes operational, the new equipment will principally be dedicated to the production of high quality, high purity food grade alcohol.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended June 30	Nine Months Ended June 30
(Dollars in thousands, except per share)	2003	2002	2003	2002

NET SALES	$ 52,529	$ 50,437	$ 192,372	$ 214,528
COST OF SALES	56,985	47,229	202,112	193,325
GROSS PROFIT	(4,456)	3,208	(9,740)	21,203
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,506	3,306	13,617	14,689
OTHER OPERATING INCOME	3,597	1,232	17,403	4,865
INCOME FROM OPERATIONS	(4,365)	1,134	(5,954)	11,379
OTHER INCOME (EXPENSE)
INTEREST	(299)	(136)	(1,226)	(1,237)
OTHER	2,399	(58)	15,701	226
INCOME BEFORE INCOME TAXES	(2,265)	940	8,521	10,368
PROVISION FOR INCOME TAXES	(894)	385	3,367	4,109
NET INCOME	$ (1,372)	$ 555	$ 5,154	$ 6,259
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$ (0.18)	$ 0.07	$ 0.65	$ 0.77
DIVIDENDS PER COMMON SHARE			$ 0.15	$ 0.15

Weighted average shares outstanding	7,677,624	8,066,786	7,932,273	8,085,847

CONSOLIDATED BALANCE SHEETS

(unaudited) (Dollars in thousands)	June 30 2003	June 30 2002	(unaudited) (Dollars in thousands)	June 30 2003	June 30 2002

ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 17,539	$ 28,736	Current maturities of long-term debt	$ 3,201	$ 3,201
Receivables	20,466	24,071	Accounts payable	9,729	8,681
Inventories	26,956	20,755	Accrued expenses	3,603	3,745
Prepaid expenses	1,578	550	Deferred income taxes	241	--
Deferred income taxes	--	284	Deferred income	14,323	10,971
Refundable Income taxes	3,086	585	Total Current Liabilities	$ 31,097	$ 26,598
Total Current Assets	69,625	74,981
PROPERTY AND EQUIPMENT, At Cost	263,990	258,501
Less accumulated depreciation	172,186	167,486	LONG TERM DEBT	15,232	18,433
	91,804	91,015	POST-RETIREMENT BENEFITS	5,780	5,922
Insurance Receivable	11,515	--	DEFERRED INCOME TAXES	15,802	10,587
Other Assets	186	222	STOCKHOLDERS' EQUITY	105,219	104,678
	$ 173,130	$ 166,218		$ 173,130	$ 166,218